Exhibit 10.1

THIRD AMENDING AGREEMENT

THIS THIRD AMENDING AGREEMENT (this “Amendment”) is made as of August 15, 2022,

AMONG:

URANIUM ENERGY CORP., a company incorporated under the laws of the State of Nevada, U.S.A., and having an address for notice and delivery located at Suite 1830, 1030 West Georgia Street, Vancouver, British Columbia, Canada, V6E 2Y3

(“Parent”);

AND:

UEC 2022 ACQUISITION CORP., a company incorporated under the federal laws of Canada, and having an address for notice and delivery located at Suite 1830, 1030 West Georgia Street, Vancouver, British Columbia, Canada, V6E 2Y3

(“Purchaser”);

AND:

UEX CORPORATION, a company incorporated under the federal laws of Canada, and having an address for notice and delivery located at 2465 Berton Place, North Vancouver, British Columbia, Canada, V7H 2W9

(“Target”);

(and Parent, Purchaser and Target being hereinafter singularly also referred to as a “Party” and collectively referred to as the “Parties” as the context so requires).

WHEREAS:

(A)    The Parent, the Purchaser and the Target have entered into an Arrangement Agreement dated June 13, 2022, as amended on June 23, 2022 and on August 5, 2022 (collectively, the “Arrangement Agreement”); and

(B)    The Parties wish to further amend the Arrangement Agreement in accordance with Section 8.1 of the Arrangement Agreement and the Plan of Arrangement attached thereto in accordance with Article 7 of the Plan of Arrangement to account for an amended Exchange Ratio (as defined in the Arrangement Agreement), as more particularly set forth hereinafter;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
AMENDMENT

1.1	Arrangement Agreement

The definition of “Exchange Ratio” in section 1.1 of the Arrangement Agreement be deleted and replaced in its entirety with the following:

“Exchange Ratio” means 0.090 of a Parent Share for each Target Share;

1.2	Plan of Arrangement

The following amendments be made to the Plan of Arrangement, which is appended as Schedule 1 to the Arrangement Agreement:

(a)	The definition of “Exchange Ratio” in section 1.1 of the Plan of Arrangement be deleted and replaced in its entirety with the following:

“Exchange Ratio” means 0.090 of a Parent Share for each Target Share;

(b)	Subsection 3.1 (d) of the Plan of Arrangement be deleted in its entirety and replaced with the following:

“(d)          immediately thereafter, each issued and outstanding Target Share (other than any Target Share in respect of which the Target Shareholder has validly exercised Dissent Rights) will be transferred to, and acquired by Purchaser, without any act or formality on the part of the holder of such Target Share or Purchaser, free and clear of all liens, claims and encumbrances, in exchange for 0.090 of a Parent Share, provided that the aggregate number of Parent Shares payable to any Target Shareholder, if calculated to include a fraction of a Parent Share, will be rounded down to the nearest whole Parent Share, with no consideration being paid for the fractional share, and:

(i)          the registered holders of such Target Shares shall cease to be the registered holders thereof and to have any rights as holders of such Target Shares other than the right to receive the Consideration from the Purchaser in accordance with this Plan of Arrangement;

(ii)          such holders’ names shall be removed from the register of the Target Shares maintained by or on behalf of the Target;

(iii)          the Purchaser shall be deemed to be the transferee and the legal and beneficial holder of such Target Shares (free and clear of all Liens) and shall be entered as the registered holder of such Target Shares in the register of the Target Shares maintained by or on behalf of the Target; and

(iv)          the Purchaser shall cause to be issued and delivered the Consideration issuable and deliverable to such Target Shareholder (other than Dissenting Target Shareholders) and such Target Shareholder’s name shall be added to the applicable register of holders of Parent Shares maintained by or on behalf of the Parent in respect of such Parent Shares;”

(c)	Reference to “U.S.$8,800,000” in section 9.6 of the Arrangement Agreement is hereby deleted and replaced with “U.S.$9,000,000”.

(d)	The following be added as new Section 2.20 of the Arrangement Agreement:

“Target Meeting

2.20         Target hereby covenants and agrees that for the purpose of the Target Meeting, which will be held at 10:00 a.m. (Vancouver time) on August 15, 2022, Target will accept proxies up to the time of commencement of the Target Meeting.”

1.3	No Other Amendments

All of the terms and conditions of the Arrangement Agreement, as amended by this Amendment, remain unchanged and will remain in full force and effect.

ARTICLE 2
GENERAL

2.1	Capitalized Terms

Unless the context otherwise requires, all defined terms used in this Amendment will have the same meaning as in the Arrangement Agreement.

2.2	Modification; Full Force and Effect

Except as expressly modified and superseded by this Amendment, the terms, representations, warranties, covenants and other provisions of the Arrangement Agreement are and shall continue to be in full force and effect in accordance with their respective terms.

2.3	Entire Agreement

The Arrangement Agreement and this Amendment constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof.

2.4	References to Arrangement Agreement

After the date hereof, all references to the Arrangement Agreement and the Plan of Arrangement will refer to the Arrangement Agreement and the Plan of Arrangement as amended by this Amendment.

2.5	Inconsistencies

In the event of any inconsistency between the terms of this Amendment and the terms of the Arrangement Agreement and the Plan of Arrangement, the provisions of this Amendment shall prevail.

2.6	Further Acts

Each of the Parties will perform and cause to be performed any further and other acts and things and execute and deliver or cause to be executed and delivered any further and other documents necessary or desirable to give effect to the amendments to the Arrangement Agreement and the Plan of Arrangement contained in this Amendment.

2.7	Governing Law

This Amendment shall be governed by, and be construed in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable therein.

2.8	Execution in Counterparts

This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed electronic copy of this Amendment (including, without limitation, PDF), and such executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

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IN WITNESS WHEREOF the Parties hereto have executed this Amendment as of the date first above written.

UEX CORPORATION

Per:	/s/ Roger Lemaitre
Name: Roger Lemaitre
Title: President and Chief Executive Officer

URANIUM ENERGY CORP.

Per:	/s/ Amir Adnani
Name: Amir Adnani
Title: President and Chief Executive Officer

UEC 2022 ACQUISITION CORP.

Per:	/s/ Amir Adnani
Name: Amir Adnani
Title: President